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                                                                   Exhibit 99.1


                      EV International Announces New CEO



    Buchanan, Michigan--September 17, 1997--The Board of Directors of EV International, Inc. announced today they have appointed Dan M. Dantzler as acting Chief Executive Officer, reporting directly to them. Mr. Dantzler will have full authority and responsibility for all EVI business activities. Mr. Dantzler has been employed by Telex Communications, Inc. since 1967, most recently as the Vice President and General Manager of Telex's RF/Communications Group. Prior to May 1994, Mr. Dantzler was Vice President and General Manager of Telex's Professional Sound and Entertainment Group. "I am very excited to be working with EVI," Mr. Dantzler said. "EVI has many strengths, including a well-respected portfolio of brand names, a record of technological innovation, and a powerful worldwide distribution network. I am confident that we will be able to capitalize on these strengths and begin a period of enhanced growth and profitability at EVI."

    Nicholas E. Somers, the Chairman of the Board, said, "Mr, Dantzler has 30 years of experience in the audio and communications industry and has played an important role in Telex's growth in revenues and profitability. We believe he will quickly have a substantial positive impact on EVI through his skills in manufacturing, technology and marketing."

    EV International, founded in 1928, is one of the largest manufacturers and marketers of high-quality, high-performance sound system products for the professional audio market. The company manufactures and markets a comprehensive range of products worldwide for professional audio systems, includng microphones, mixing consoles, signal processors, amplifiers and loudspeaker systems.